EXHIBIT 5

                        OPINION OF BAKER BOTTS L.L.P.


                       [Letterhead of Baker Botts L.L.P.]


September 4, 2001



Cullen/Frost Bankers, Inc.
100 W. Houston Street
San Antonio, Texas  78205


Ladies and Gentlemen:

         As set forth in the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Cullen/Frost Bankers, Inc., a Texas corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to a total of 8,350,000 shares of common stock, of which (i) 2,750,000 shares (the "2001 Shares") of common stock of the Company, par value $0.01 per share (the "Common Stock"), may be issued pursuant to the terms of the Cullen/Frost Bankers, Inc. 2001 Stock Plan (the "2001 Plan") and (ii) 5,600,000 shares (the "1992 Shares") of Common Stock may be issued pursuant to the terms of Cullen/Frost Bankers, Inc. 1992 Stock Plan (the "Original 1992 Plan"), as amended by the Amendment to the Cullen/Frost Bankers, Inc. 1992 Stock Plan (the "First Amendment to the 1992 Plan") and the Second Amendment to the Cullen/Frost Bankers, Inc. 1992 Stock Plan (the "Second Amendment to the 1992 Plan" and, together with the Original 1992 Plan and the First Amendment to the 1992 Plan, the "1992 Plan"), certain legal matters in connection with the Shares are being passed upon for the Company by us. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.

         In our capacity as your counsel in the connection referred to above and as a basis for the opinions hereinafter expressed, we have examined (i) the Company's Restated Articles of Incorporation and Amended Bylaws, each as amended to date, (ii) copies of the 2001 Plan, the Second Amendment to the 1992 Plan, the First Amendment to the 1992 Plan and the Original 1992 Plan, filed as
Exhibit 4.4, Exhibit 4.5, Exhibit 4.6 and Exhibit 4.7, respectively, to the Registration Statement, (iii) originals, or copies certified or otherwise identified, of corporate records of the Company, (iv) certificates of public officials and of representatives of the Company and (v) statutes and other instruments or documents. In giving such opinions, we have relied upon a certificate of officers of the Company with respect to the accuracy of the material factual matters contained in such certificate.

         We have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. In addition, we have assumed for purposes of paragraphs 2 and 3 below that the consideration received by the Company for the Shares will be not less than the par value of the Shares.

BAKER BOTTS L.L.P.

Cullen/Frost Bankers, Inc.            2                        September 4, 2001


         On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, we are of the opinion that:

         1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Texas.

         2. In the case of the 2001 Shares originally issued by the Company pursuant to the provisions of the 2001 Plan following due authorization of a particular award thereunder by a duly constituted and acting committee of the Board of Directors as provided in and in accordance with the 2001 Plan, the 2001 Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company. Upon issuance and delivery of such 2001 Shares from time to time pursuant to the terms of such award for the consideration established pursuant to the terms of the 2001 Plan and otherwise in accordance with the terms and conditions of such award, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors or a duly constituted and acting committee thereof as provided therein, and, in the case of stock options, the exercise thereof and payment for such 2001 Shares as provided therein, such 2001 Shares will be validly issued, fully paid and nonassessable.

         3. In the case of the 1992 Shares originally issued by the Company pursuant to the provisions of the 1992 Plan following due authorization of a particular award thereunder by a duly constituted and acting committee of the Board of Directors as provided in and in accordance with the 1992 Plan, the 1992 Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company. Upon issuance and delivery of such 1992 Shares from time to time pursuant to the terms of such award for the consideration established pursuant to the terms of the 1992 Plan and otherwise in accordance with the terms and conditions of such award, including, if applicable, the lapse of any restrictions relating thereto the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors or a duly constituted and acting committee thereof as provided therein, and, in the case of stock options, the exercise thereof and payment for such 1992 Shares as provided therein, such 1992 Shares will be validly issued, fully paid and nonassessable.

         We are members of the Texas Bar and the opinions set forth above are limited in all respects to matters of Texas law as in effect on the date hereof. We hereby consent to the

BAKER BOTTS L.L.P.

Cullen/Frost Bankers, Inc.            3                        September 4, 2001


filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours,

                                             /s/ Baker Botts L.L.P.